Exhibit 10.2

April 3, 2012

Jerry Miller
4322 Kathi Drive
Bethlehem, PA  18017

Subject:  Employment Agreement

Dear Jerry,

This agreement (the “Agreement”) is made and entered into effective as of the date hereof, by and between ANADIGICS, Inc., a Delaware corporation (the “Corporation”) and Jerry Miller, an executive employee of the Corporation.

In order for the Corporation to attract and retain as executives and officers the most capable persons available, the Corporation and you do hereby agree as follows:

1. The term of your employment under this Agreement shall commence on April 3, 2012 and terminate on December 31, 2013 (the “Stated Termination Date”).  Employment with the Corporation is at-will and may be terminated at any time with or without cause or notice by you or the Corporation.  This Agreement shall automatically be extended on an annual basis on the Stated Termination Date and on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither you nor the Corporation notified the other party in writing prior to the September 30 preceding the Stated Termination Date, or subsequent Anniversary Termination Date, that such party elects not to extend the Agreement.  No person is authorized to provide any employee with an employment contract or special arrangement concerning terms or conditions of employment unless the contract or arrangement is in writing and signed by the Chief Executive Officer of the Corporation.

2. In addition to the provisions set forth in this document, your employment will be governed by the policies and procedures outlined in the Employee Handbook, as amended from time to time.

3. (a)           In the event of a “Change in Control” (as defined in Annex A hereto) which results, within twelve months following the Change in Control, in either the involuntary termination without Cause of your employment with the Corporation or your voluntary resignation from the Corporation due to a material reduction in responsibilities and duties associated with your position, or a material reduction in your base salary plus target bonus opportunity without your prior express written consent, the Corporation agrees that following such termination you shall receive; subject to the notice requirement and the Corporation’s cure right set forth below:  (i) an amount equal to (x) twelve months of base salary and payment of the annual bonus at 100% of target (payable in equal bi-weekly installments); and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Corporation’s regular scheduled semi-annual bonus payment dates); provided that no such payments under this clause (i) shall be made prior to the 60th day following the date of termination under this Agreement; (ii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Corporation will pay the COBRA continuation coverage premiums for you and your covered dependents as in effect at your termination until the first to occur of one year from the date of termination of employment under this Agreement or the commencement of employment at another employer offering medical and dental benefits; (iii) executive outplacement services for up to six months; and (iv) immediate vesting of all stock options, shares of restricted stock, and restricted stock units previously or hereafter granted under any stock or stock option plan of the Corporation, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for twelve (12) months following the date of termination of employment under this Section 3 (a), but not beyond the original term of such options.

It shall be a condition precedent to your right to voluntarily terminate your employment pursuant to this Section 3(a) that you shall first have given the Corporation written notice that an event or condition set forth herein has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by you of your right to terminate as a result of such event or condition.  If a period of thirty (30) days from the giving of such written notice elapses without the Corporation having effectively cured or remedied such event or condition during such 30-day period, you will have the right to voluntarily resign from the Corporation, provided that the termination of your employment due to such event or condition must occur not later than six months following the event giving rise to your right to voluntarily terminate your employment and receive severance benefits.

(b)           In the event your employment with the Corporation is terminated without “Cause” (as defined in paragraph (f) below) at any time by the Corporation prior to the Stated or Anniversary Termination Date, absent the occurrence of a Change in Control or more than twelve months following a Change in Control, the Corporation agrees that following such termination, you shall receive:  (i) an amount equal to (x) twelve months of base salary (payable in equal bi-weekly installments); and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Corporation’s regular scheduled semi-annual bonus payment date); provided that no such payments under this clause (i) shall be made prior to the 60th day following the date of termination under this Agreement; (ii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Corporation will pay the COBRA continuation coverage premiums for you and your covered dependents as in effect at your termination until the first to occur of one year from the date of termination of employment under this Agreement or the commencement of employment at another employer offering medical and dental benefits; (iii) executive outplacement services for up to six months; and (iv) the continued vesting of all stock options, restricted stock and restricted stock units previously granted to you which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options.

(c)           In the event you resign, other than under circumstances set forth in Section 3(a) above, or the Corporation terminates your employment hereunder for Cause (as defined in paragraph 3(f) below), you shall be entitled to (i) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to the Corporation’s policies and that are incurred, but not yet paid as of the date of termination; and (ii) any base salary earned but not yet paid as of the date of termination to be paid in accordance with the Corporation’s regular payroll practice (as in effect at the time of termination).  All stock options, restricted stock, or restricted stock units held by you that have not yet vested as of the date of such resignation or termination shall be cancelled.  You may exercise your vested stock options within 90 days of the date of resignation or termination, but not beyond the original terms of such options.

(d)           In the event of your death or a termination of your employment by the Corporation due to Disability (as defined in paragraph (f) below), you, your estate, or your legal representative, as the case may be, shall be entitled to (i) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to the Corporation’s policies and that are incurred, but not yet paid as of the date of death or termination; (ii) any base salary earned but not yet paid as of the date of death or termination to be paid in accordance with the Corporation’s regular payroll practice (as in effect at the time of death or termination); (iii) any annual bonus for the year prior to the year of death or termination awarded and earned in accordance with the Corporation’s annual bonus program but not yet paid, to be paid at the time such annual bonus would otherwise be due pursuant to the Corporation’s policies; and (iv) any short- or long-term disability or death benefits provided under the Corporation’s plans.  All stock options, restricted stock, or restricted stock units held by you that have not yet vested as of the date of such death or termination shall be treated pursuant to the terms of the respective grant agreements.  You or your estate may exercise your vested stock options within 90 days of the date of such death or termination, but not beyond the original terms of such options.

(e)           In the event your employment with the Corporation is terminated on the Stated Termination Date or any Anniversary Termination Date as a result of notification pursuant to Section 1 hereof from the Corporation, you shall be entitled to (i) twelve (12) months base salary (payable in equal bi-weekly installments), (ii) the annual short-term bonus for the calendar year in which the Agreement expires, to the extent earned and not yet paid, and (iii) the continued vesting of all stock options, restricted stock and restricted stock units previously granted to you which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options; provided that no payments under clauses (i) and (ii) shall be made prior to the 60th day following the date of termination under this Agreement.

(f)           For purposes of this Section 3:

“Cause” shall mean a determination by the Corporation that you have (i) been convicted of, or pled nolo contendere, to a criminal act for which the  punishment under applicable law may be imprisonment; (ii) engaged in a failure or refusal to perform your obligations as an employee of the Corporation and such failure or refusal has continued during the 30 day period following your receipt of written notice from the Corporation of such failure or refusal; (iii) committed any act or omission constituting misconduct or gross negligence in the performance of your duties with the Corporation; (iv) committed any act of misappropriation or attempted misappropriation of funds, property or corporate opportunities of the Corporation; (v) materially breached any of your obligations under this Agreement and failed to take corrective action, if such breach is susceptible of correction, during the 30 day period following your receipt of written notice from the Corporation of such breach; or (vi) violated the Corporation’s Code of Conduct.

“Disability” shall mean your complete and permanent inability by reason of medically determined physical or mental impairment (other than by reason of death) to perform the duties hereunder, as determined by the Corporation’s Compensation and Human Resources Committee upon such basis, including independent medical reports and data as the Committee deems appropriate.

“Change in Control” is defined in Annex A hereto.

(g)           Payment of any compensation and benefits under Section 3 of this Agreement is contingent upon your execution (and nonrevocation) of the ANADIGICS standard Separation and Release Agreement between the Corporation and you which shall be executed and delivered to the Corporation on or before the date that is 50 days following the date of termination of employment.

4. (a)           During your employment with the Corporation, you may not perform any work for any company that competes with us in the manufacture and sales of RF integrated circuits in the wireless, cable and broadband, or fiber optics markets, whether directly or indirectly.  This includes any business set up on your own or by you with others.  You must disclose any intention to engage in any form of business activity outside your activities with the Corporation to the Chief Executive Officer, which must be approved in writing prior to commencement of those activities.

(b)           For a period of twelve (12) months after termination of your employment with the Corporation, you agree not to hire, solicit to hire, or be involved in the solicitation of any employees of the Corporation or any of its affiliates.

(c)           You further agree not to make any disparaging statements, or to give media interviews of any nature, about the Corporation, its affiliates or their current or former officers, directors and/or employees, or criticize their past decisions, policies or practices, to anyone, including but not limited to the Corporation’s customers, competitors, suppliers, employees, former employees or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority.

(d)           During and after your employment with the Corporation you are required to protect the confidentiality of information you use or become party to.  You may not disclose confidential information to any unauthorized third party.  This includes but is not limited to information related to technology, intellectual property, strategic business plans, transformation initiatives, suppliers, and clients.  Your dealings with suppliers and clients must always be managed in the best interest of the Corporation.  Any confidential information you are a party to may only be used in the interest of the Corporation in the context of the Corporation’s legitimate relationships with suppliers, clients and any authorized third party.  Such information must not be used for any other purpose, including personal gain.  In addition, you are reminded of the restrictions and conditions of employment described in the Proprietary Information Agreement signed by you and on file in the Human Resources Department.  Any breach of confidentiality will subject you to immediate termination.

(e)           Failure to comply with the provisions of this Section 4 shall subject you to the immediate termination of any of your unexercised stock options.

5. The following additional benefits are provided to you as part of this Agreement:

(i)           A confidential annual physical exam through one of the Corporation’s approved vendors.  The physical exams are typically scheduled during your month of birth each year, and are at no cost to you.

(ii)           Enrollment in the Executive Supplemental Healthcare Plan (currently Boston Mutual).  The Plan covers many medical and dental out of pocket expenses that are not covered by our standard healthcare plans.

(iii)           In order to provide for financial peace of mind, an allowance of up to $2,000 per year for financial planning.

(iv)           Indemnification protection for any lawsuit brought against the Corporation as detailed in Article VII, Section 4 of the Corporation Bylaws.

6. The terms and conditions of this Agreement are to be private and confidential, and you agree not to disclose any of these terms and conditions to any person except your spouse, your attorney or your tax advisor, unless disclosure is necessary to carry out the terms of this Agreement, or to supply information to any taxing authority, or is otherwise required by law.

7. You agree that any dispute or claim with respect to any provision of this Agreement or your employment must be presented to the Chief Executive Officer within three (3) months of the occurrence.

8. This Agreement shall be governed by, and construed in accordance with, the laws of New Jersey, without reference to the principles of conflict of laws thereof.

9. The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.

10. This Agreement represents the complete agreement between you and the Corporation concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

12. (a)           It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 8 shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to your “termination of employment” (and corollary terms) with the Corporation shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

(c)           With respect to any reimbursement or in-kind benefit arrangements of the Corporation and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Signatures: ANADIGICS, Inc.
By: Name: Ron Michels Title: Chief Executive Officer	Date: ___________________________
Jerry Miller Vice President, Business Development	Date __________________________________

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ANNEX A

Change In Control

Change in Control.  A Change in Control of the Corporation shall be deemed to have occurred if (i) any “Person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities, (ii) during any 12-month period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subclauses (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least 66-2/3% of the members of the Board then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, (iii) the Corporation’s stockholders approve a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as defined above) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities, or (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.